CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our report dated June 17, 2026, relating to the financial statements and financial highlights of Western Asset Oregon Municipals Fund, which appears in Legg Mason Partners Income Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

August 20, 2026